Exhibit 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

December 17, 2007

Momentive Performance Materials Inc.

187 Danbury Road

Wilton, CT 06897

Re:	Exchange Offer for up to:
$765,000,000 aggregate principal amount of its 9.75% Senior Notes due 2014
€275,000,000 aggregate principal amount of its 9% Senior Notes due 2014
$300,000,000 aggregate principal amount of its 10.125%/10.875% Senior Toggle Notes due 2014
$500,000,000 aggregate principal amount of its 11.5% Senior Subordinated Notes due 2016

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Momentive Performance Materials Inc., a Delaware corporation (the “Company”), Momentive Performance Materials Worldwide Inc., a Delaware corporation, Momentive Performance Materials USA Inc., a Delaware corporation, Momentive Performance Materials China SPV Inc., a Delaware corporation, Momentive Performance Materials South America Inc., a Delaware corporation, MPM Silicones, LLC, a New York limited liability company, and Momentive Performance Materials Quartz, Inc., a Delaware corporation (the “Registrant Guarantors”) in connection with the registration statement (the “Registration Statement”) on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to (i) the proposed offer by the Company to exchange (the “Exchange Offer”) up to $765,000,000 aggregate principal amount of its 9.75% Senior Notes due 2014, €275,000,000 aggregate principal amount of its 9% Senior Notes due 2014, $300,000,000 aggregate principal amount of its 10.125%/10.875% Senior Toggle Notes due 2014 and $500,000,000 aggregate principal amount of its 11.5% Senior Subordinated Notes due 2016 (the “Outstanding Notes”) for equal principal amounts of the Company’s new 9.75% Senior Notes due 2014, 9% Senior Notes due 2014, 10.125%/10.875% Senior Toggle Notes due 2014 and 11.5% Senior Subordinated Notes due 2016 (the “Registered Notes”) which will be registered under the Act and (ii) the guarantees (the “Guarantees”) of the Registrant Guarantors to be issued with respect to the Registered Notes pursuant to the Indentures referred to below. The Outstanding Notes and the guarantees with respect to the Outstanding Notes have been, and the Registered Notes and

December 17, 2007

Guarantees to be issued with respect to the Registered Notes will be, issued pursuant to Indentures for each series of Registered Notes, dated as of December 4, 2006 (the “Indentures”) among the Company, as Issuer, the Registrant Guarantors, and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registered Notes and the Indentures (referred to herein as the “Transaction Documents”). We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents. We have also assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party thereto (other than the Company and the Registrant Guarantors), and that the execution, delivery and performance of the Transaction Documents do not and will not (i) violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any such party or the laws of the jurisdictions of organization or applicable laws with respect to such parties, (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over it or any of its assets or (iii) constitute a breach or violation of any agreement or instrument that is binding upon such parties, and we have assumed that each such party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority (corporate or otherwise) to enter into, deliver and perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof (the “Relevant Laws”).

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that when (a) the Registration Statement has become effective under the Act, (b) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement and in accordance with the provisions of the Indentures, (c) the Registered Notes, in the form included in the Indenture, have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indentures, against receipt of the Outstanding Notes surrendered in exchange therefor, (d) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended, and (e) applicable provisions of “blue sky” laws have been complied with,

a)	the Registered Notes will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indentures and enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

b)	the Guarantees set forth in the Indenture will constitute valid and legally binding obligations of each Registrant Guarantor, entitled to the benefits of the Indentures and enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the following qualifications and comments:

December 17, 2007

(a)	Each of the Registered Notes and Guarantees is subject to the effect of applicable law and public policy with respect to rights to indemnity and contribution.

(b)	The provisions of the Registered Notes and Guarantees that permit any party thereto to take action or make determinations, or to benefit from indemnities and similar undertakings of any party to the Transaction Documents and the Registered Notes and Guarantees, may be subject to the requirement that such action be taken or such determinations be made, and any action or inaction by such party that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

(c)	Insofar as any provisions of the Registered Notes and Guarantees may provide for indemnification with respect to liabilities resulting from or based upon a party’s own negligence, recklessness or willful misconduct or violations of Federal or state securities laws or regulations, the enforceability thereof may be limited.

(d)	We express no opinion as to the effect of non-compliance by any party to the Registered Notes and Guarantees with any Relevant Laws applicable to transactions because of the nature of its business.

(e)	We express no opinion as to the effect of the laws of any jurisdiction (other than the Relevant Laws) wherein any holder of the Notes may be located which limit rates of interest that may be charged or collected by such holder.

(f)	We express no opinion with respect to the lawfulness or enforceability of (1) broadly or vaguely stated waivers or waivers of rights granted by law where such waivers are against public policy or prohibited by law, (2) the enforceability of confession of judgment provisions and (3) the enforceability of provisions imposing penalties, liquidated damages or other economic remedies.

(g)	We express no opinion with respect to the lawfulness or enforceability of (1) provisions in the Registered Notes or Guarantees relating to delay or omission of enforcement of rights or remedies, waivers of defenses, or waivers of benefits of any usury, appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation or other non-waivable benefits bestowed by operation of law, and (2) exculpation provisions, provisions relating to releases of unmatured claims, provisions purporting to waive immaterial rights, severability provisions and provisions similar in substance and nature to those described in the foregoing clause (1) and this clause (2), all insofar as any of the foregoing are contained in the Registered Notes or Guarantees.

(h)	We express no opinion as to whether a federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Registered Notes or Guarantees.

This opinion is rendered to you and is solely for your benefit in connection with the above transaction. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz